Filed Pursuant to Rule 433

Registration Statement No. 333-211029

Pricing Term Sheet

February 24, 2017

AVERY DENNISON CORPORATION

€500,000,000 1.250% Senior Notes due 2025 (the “Notes”)

Issuer:	Avery Dennison Corporation

Title of Securities:	1.250% Senior Notes due 2025

Legal Format:	SEC-registered

Trade Date	February 24, 2017

Settlement Date:	March 3, 2017 (T+5)*

Principal Amount:	€500,000,000

Maturity:	March 3, 2025

Coupon (Interest Rate):	1.250%

Issue Price (Price to Public):	99.917% of principal amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

Benchmark Security:	DBR 0.500% Notes due February 15, 2025

Spread to Benchmark Security:	141.2 bps

Benchmark Security Price and Yield:	105.22 / -0.151%

Yield to Maturity:	1.261%

Mid-Swap Yield:	0.461%

Spread to Mid-Swap:	+80 bps

Optional Redemption

The notes will be redeemable in whole or in part, at the Issuer’s option, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement) discounted to the redemption date, not including any portion of any payments of interest accrued to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the Preliminary Prospectus Supplement), plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption; provided, however, that if the Issuer redeems any notes on or after December 3, 2024 (the date falling three months prior to the maturity date of the notes), the redemption price for the notes will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Redemption for Tax Reasons:

If certain events occur involving changes in United States taxation, the Issuer may redeem the notes, in whole, but not in part, at 100% of their principal amount, together with accrued and unpaid interest to, but not including, the date fixed for redemption.

Interest Payment Dates:	Annually on each March 3, commencing March 3, 2018

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Stabilization:	Stabilization/FCA

Joint Book-Running Managers	HSBC Bank plc J.P. Morgan Securities plc
Merrill Lynch International

Co-Managers:	MUFG Securities EMEA plc Standard Chartered Bank Mizuho International plc SMBC Nikko Capital Markets Limited Wells Fargo Securities International Limited

CUSIP:	053611 AH2

Common Code/ISIN:	XS1533922263/153392226

Listing	Avery Dennison Corporation intends to apply to list the Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Ratings**:	Baa2 (Moody’s) / BBB (S&P)

The offer and sale of the notes to which this final term sheet relates have been registered by Avery Dennison Corporation by means of a registration statement on Form S-3 (SEC File No. 333-211029).

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

** A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) HSBC Bank plc toll free at (866) 811-8049, (ii) J.P. Morgan Securities plc collect at +44-207-134-2468 or (iii) Merrill Lynch International collect at +44-207-995-3966.